NEWS RELEASE
                 Provident Financial Services, Inc. (NYSE: PFS)
                   First Sentinel Bancorp, Inc (Nasdaq: FSLA)

Contacts:

Kenneth J. Wagner                           Ann C. Clancy, Esq.
Senior Vice President                       Executive Vice President
Investor Relations                          Investor Relations
Provident Financial Services, Inc.          First Sentinel Bancorp, Inc.
830 Bergen Avenue                           1000 Woodbridge Center Drive
Jersey City, NJ  07306                      Woodbridge, NJ  07095
201-915-5344                                732-726-9700  x5514

FOR IMMEDIATE RELEASE: July 9, 2004
-----------------------------------

       PROVIDENT FINANCIAL SERVICES, INC. AND FIRST SENTINEL BANCORP, INC.
             ANNOUNCE MERGER CONSIDERATION ELECTION, ALLOCATION AND
                                PRORATION RESULTS


JERSEY CITY, N.J & WOODBRIDGE, N.J.--Provident Financial Services, Inc. (NYSE:
PFS) ("Provident") and First Sentinel Bancorp, Inc.(NASDAQ: FSLA) ("First Sentinel") today announced preliminary results of elections made by stockholders of First Sentinel as to the form of merger consideration to be received in the pending merger of First Sentinel with and into Provident.

Under the terms of the Agreement and Plan of Merger dated December 19, 2003, 60% of First Sentinel common shares will be converted into Provident common stock and the remaining 40% will be converted into cash. First Sentinel's stockholders were given the option to receive either 1.092 shares of Provident common stock, $22.25 of cash, or some combination thereof, subject to the allocation and proration procedures set forth in the Agreement and Plan of Merger.
In accordance with the terms of the merger agreement, and based upon the preliminary election results and allocation procedures:


o First Sentinel stockholders who made a stock election for all or a portion of their shares of First Sentinel common stock will receive 1.092 shares of Provident common stock for each of their stock election shares.

o Since the cash merger consideration was oversubscribed, First Sentinel stockholders who made a cash election for all or a portion of their shares of First Sentinel common stock will receive the cash consideration of $22.25 per share for approximately 63.44% of their cash election shares and will receive 1.092 shares of Provident common stock per share for approximately 36.56% of their cash election shares.

o First Sentinel stockholders who did not make a valid election prior to 5:00 p.m. on June 30, 2004 will receive 1.092 shares of Provident common stock for each of their shares of First Sentinel common stock.

No fractional shares of Provident common stock shall be issued. In lieu of such fractional shares Provident will pay to each former holder of First Sentinel common stock an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise be entitled and (ii) the average of the daily closing sales price of a share of Provident common stock as reported on the NYSE for the five consecutive trading days immediately preceding the closing date of the transaction. The closing is scheduled for July 14, 2004.

Please call Registrar and Transfer Company at 1-800-368-5948, beginning on July 14, 2004, for information regarding individual allocation results.

Provident and its wholly owned subsidiary, The Provident Bank, reported assets of $4.26 billion and deposits of $2.69 billion as of March 31, 2004. The Provident Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 54 full-service banking offices in northern and central New Jersey. First Sentinel and its wholly owned subsidiary, First Savings Bank, reported assets of $2.18 billion and deposits of $1.35 billion as of March 31, 2004. First Savings Bank is a full-service, community-oriented bank that provides financial services to individuals, families and businesses through 22 full-service banking offices in central New Jersey.

This news release contains certain forward-looking statements about the proposed merger of Provident Financial Services, Inc. and First Sentinel Bancorp, Inc. These statements include statements regarding the anticipated closing date of the transaction. Forward-looking statements can be identified by the fact that they include words like "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Certain factors that could cause actual results to differ materially from expected results include delays in completing the merger, legislative and regulatory changes and other factors disclosed by Provident Financial Services, Inc. and First Sentinel Bancorp, Inc. in their periodic filings with the SEC. Provident Financial Services, Inc. and First Sentinel Bancorp, Inc. do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.
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